Exhibit 99.1

MORRIS PUBLISHING ANNOUNCES

2006 SECOND QUARTER RESULTS

AUGUSTA, Ga. (August 10, 2006) — Morris Publishing Group, LLC today reported second quarter operating income of $24.7 million, up $4.0 million, or 19.1%, from $20.7 million for the same period in 2005. Net income for the quarter was $9.7 million, up $2.3 million from $7.4 million in the prior year.

Total operating revenue for the second quarter was $120.3 million, up $3.3 million, or 2.8%, from $117.0 million in the same quarter last year. Total advertising revenue was $99.0 million, up $4.0 million, or 4.2%, from $95.0 million last year, with retail advertising revenue of $48.7 million, up 0.3%, classified advertising revenue of $43.7 million, up 8.1%, and national advertising revenue of $6.6 million, up 10.2%. Circulation revenue was $17.3 million, down $0.4 million, or 2.2%.

For the second quarter, total operating expense was $95.5 million, down $0.7 million, or 0.7%, from $96.2 million last year, with employee costs of $43.4 million, down 3.1%, newsprint, ink and supplements costs of $14.9 million, up 2.9%, and other operating costs, excluding depreciation and amortization, of $32.0 million, up 0.8%. Depreciation and amortization expense was $5.2 million, down 6.1% from the same period last year.

Commenting on the results, William S. Morris IV, Morris Publishing Group’s chief executive officer and president, said, “Our double-digit increase in operating income for the second quarter was driven by solid gains in the classified advertising revenue category, along with our diligent efforts to control costs. Online advertising revenue was up 42.7% due to the strength in the employment classified and retail categories.”

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing owns and operates 27 daily newspapers as well as nondaily newspapers, city magazines and free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit www.morris.com.

A conference call will be held Thursday, August 10, 2006, at 10:00 a.m. Eastern Daylight Time. In order to participate, please call 1-888-928-9177 ten (10) minutes prior to the scheduled start. The pass code and leader’s name listed below will be required to join the conference call:

LEADER:	MR. STEVE STONE
PASS CODE:	MORRIS PUBLI

To access the Audio Replay of this call, all parties can:

1. Go to the URL: https://e-meetings.mci.com

2. Choose Audio Streaming under Join Events

3. Enter the conference number: 9000672

4. Enter the pass code: MORRIS PUBLI

Replays of the conference call are available for 30 days after the live event at the URL link.

For further information, please contact:

Craig S. Mitchell

Senior Vice President of Finance

Morris Communications Company, LLC

706-823-3236

Second-quarter results follow:

Morris Publishing Group, LLC

Condensed Consolidated Statements of Income

	Three months ended June 30,		Six months ended June 30,
(Dollars in thousands)	2006	2005	2006	2005
NET OPERATING REVENUES:
Advertising	$98,988	$94,964	$191,361	$186,465
Circulation	17,259	17,643	34,803	35,523
Other	4,018	4,384	8,027	8,341

Total net operating revenues	120,265	116,991	234,191	230,329

OPERATING EXPENSES:
Labor and employee benefits	43,400	44,796	87,432	89,319
Newsprint, ink and supplements	14,929	14,507	29,689	28,449
Other operating costs (excluding depreciation and amortization)	32,015	31,396	64,027	64,727
Depreciation and amortization	5,193	5,529	10,474	11,077

Total operating expenses	95,537	96,228	191,622	193,572

Operating income	24,728	20,763	42,569	36,757

OTHER EXPENSE (INCOME):
Interest expense, including amortization of debt issuance costs	9,171	8,867	18,171	17,382
Interest income	(1)	(354)	(68)	(652)
Other, net	(46)	(14)	(57)	20

Total other expenses, net	9,124	8,499	18,046	16,750

INCOME BEFORE INCOME TAXES	15,604	12,264	24,523	20,007
PROVISION FOR INCOME TAXES	5,883	4,822	9,465	7,923

NET INCOME	$9,721	$7,442	$15,058	$12,084